As filed with the Securities and Exchange Commission on June 2, 2011

Registration No. 333-160759

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANGIOTECH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-0226269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1618 Station Street

Vancouver, B.C. Canada V6A 1B6

(604) 221-7676

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David D. McMasters

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, B.C. Canada V6A 1B6

(604) 221-7676

(Name, address, including zip code, and telephone number, including area code, of agent for service)

(Approximate date of commencement of proposed sale to the public: Not Applicable.)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Angiotech Pharmaceuticals, Inc. (the “Company”):

File No. 333-160759, which was filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2009 and amended on December 4, 2009, pertaining to the registration of an indeterminate amount or number of the Company’s Common Shares, Class I Preference Shares, Debt Securities, Warrants and Units that may be issued at unspecified indeterminate prices up to a proposed maximum aggregate offering price of $250,000,000.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2011, the Company and certain of its subsidiaries successfully implemented a recapitalization transaction through a plan of compromise or arrangement (the “CCAA Plan”) under the Companies’ Creditors Arrangement Act (Canada) on May 12, 2011 (the “Effective Date”). In accordance with the CCAA Plan, the Company’s Notice of Articles was amended to, among other things, eliminate from the authorized capital of the Company the class of Common Shares and the Class I Preference Shares existing prior to the Effective Date.

As a result of the implementation of the CCAA Plan, the Company has terminated any offering pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on June 2, 2011.

ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ K. Thomas Bailey
	Name:	K. Thomas Bailey
	Title:	Chief Financial Officer

Note: No other person is required to sign this Post–Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act.